Exhibit 10.1

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, TX 75202

November 2, 2016

Glenview Capital Management, LLC

767 Fifth Avenue, 44th Floor

New York, NY 10153

Attention: Mark Horowitz

Mr. Horowitz,

Reference is made to that certain Support Agreement (the “Support Agreement”), dated January 18, 2016, between Glenview Capital Management, LLC and the entities listed on Schedule A thereto (collectively, “Glenview”) and Tenet Healthcare Corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Support Agreement.

On or around the date hereof, the Board of Directors of the Company (the “Board”) shall expand the size of the Board by two directors to 14 directors, appoint Peter M. Wilver and John P. Byrnes as directors of the Company and publicly announce such appointment (the later of the effective date of such appointment and such announcement, the “Appointment Date”).

Effective as of the Appointment Date, the Company and Glenview hereby agree that (a) Peter M. Wilver and John P. Byrnes shall be deemed the “Independent Nominees” pursuant to Section 1(j) of the Support Agreement, (b) the Company shall be deemed to have satisfied its obligation pursuant to Section 1(j) of the Support Agreement and (c) Glenview shall no longer have any rights to propose individuals for nomination to the Board pursuant to Section 1(j) of the Support Agreement and (d) in accordance with Section 1(k) of the Support Agreement, subject to Glenview’s compliance with Section 2 of the Support Agreement, the Company agrees to (i) include Peter M. Wilver and John P. Byrnes in its slate of nominees for election as directors of the Company at the 2017 Annual Meeting and (ii) use reasonable best efforts to cause the election of Peter M. Wilver and John P. Byrnes to the Board at the 2017 Annual Meeting (including recommending that the Company’s shareholders vote in favor of the election of the Independent Nominees (along with all the Company’s nominees) and otherwise supporting Peter M. Wilver and John P. Byrnes for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).

Except as expressly provided herein, nothing contained in this letter agreement shall be deemed to amend, alter or modify any of the obligations, covenants or agreements set forth in the Support Agreement.

The parties hereby agree that Section 10, 12, 14, 15, 16, 17 and 19 of the Support Agreement shall apply to this letter agreement mutatis mutandis as if such provisions were set out herein in full and as if each reference therein to “this Agreement” included a reference to this letter agreement.

Sincerely,

TENET HEALTHCARE CORPORATION

By:	/s/ Paul A. Castanon
	Name:	Paul A. Castanon
	Title:	Vice President and Deputy General Counsel

Accepted and agreed as of the date first written above:

GLENVIEW CAPITAL MANAGEMENT, LLC, on behalf of itself and as investment manager to the Glenview Funds

By:	/s/ Mark Horowitz
	Name:	Mark Horowitz
	Title:	President

[Signature Page to Letter Agreement]

SCHEDULE A

Investment Manager

1.	Glenview Capital Management, LLC, a Delaware limited liability company

Glenview Funds

1.	Glenview Capital Partners, L.P., a Delaware limited partnership

2.	Glenview Capital Master Fund, Ltd., a Cayman Islands exempted company

3.	Glenview Institutional Partners, L.P., a Delaware limited partnership

4.	Glenview Offshore Opportunity Master Fund, Ltd., a Cayman Islands exempted company

5.	Glenview Capital Opportunity Fund, L.P., a Delaware limited partnership